Exhibit 99.1

NEWS BULLETIN	FARO Technologies, Inc. 250 Technology Park Lake Mary, FL 32746
The Measure of Success	FOR IMMEDIATE RELEASE

FARO Reports Preliminary First Quarter 2015 Sales

LAKE MARY, FL, April 17, 2015 – FARO Technologies, Inc. (NASDAQ: FARO) today announced preliminary, unaudited sales for its first quarter of 2015. The Company expects to report quarterly sales of approximately $70 million for the first quarter ended March 28, 2015, a decrease of approximately 5% from the same quarter last fiscal year. This decrease is principally due to the following negative effects, which were partially offset by strong units sold growth in the Europe/Africa region of Laser Tracker and Laser Scanner:

•	negative foreign exchange impact of approximately $7 million driven primarily by the decline in the Euro and Yen relative to the U.S. dollar;

•	weaker macro-economic conditions in Japan combined with the limited release of manufacturing stimulus funds which, in turn, decreased industrial demand in Japan for capital purchases; and

•	weaker industrial demand in Brazil due to recent macro-economic events.

In addition to the negative impact on sales, changes in foreign exchange rates are expected to generate net foreign currency losses of approximately $1.3 million related to the Company’s intercompany account balances denominated in different currencies, primarily the Swiss Franc.

Excluding the $7 million negative foreign exchange impact, preliminary sales for the first quarter of 2015 are expected to increase by approximately 5% as compared to the first quarter of 2014.

“Foreign exchange rates and macro-economic industrial weakness especially in Japan and Brazil created strong headwinds for our top line growth in the first quarter of 2015,” stated Jay Freeland, FARO’s President and CEO. “Our expected sales growth of approximately 5%, excluding the $7 million of negative foreign exchange impacts, is below our long term mid-teens sales growth goal primarily due to lower metrology unit sales. On a positive note, we are very pleased that the FARO Focus3D laser scanner is expected to report greater than 20% year-over-year unit sales growth, and that our new hand-held Freestyle3D laser scanner has received a strong market reception. Looking forward, in response to our lower than expected first quarter sales and income, we are proactively implementing efficiencies and cost reduction measures without impairing our ability to grow.”

These preliminary, unaudited results are based on the Company’s current estimate of results from operations for the first quarter ended March 28, 2015 and remain subject to change based on the Company’s ongoing review of results and customary quarterly closing and review procedures. The Company will not be hosting a conference call in conjunction with this press release.

The full release of the Company’s first quarter 2015 results will occur after the market closes on April 28th. A discussion of the first quarter results will be held during the Company’s quarterly earnings call on April 29th at 8:30 a.m. Eastern Time.

The Company reminds investors that it does not give specific earnings guidance on a quarterly or yearly basis and the release of these preliminary, unaudited results is not an indication that the Company will provide guidance or further preliminary results in the future.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties, such as statements about FARO’s results of operations, growth, demand for and customer acceptance of FARO’s products, anticipated improvement in the markets in which FARO operates, foreign currency movements and FARO’s product development and product launches. Statements that are not historical facts or that describe the Company’s plans, objectives, projections, expectations, assumptions, strategies, or goals are forward-looking statements. In addition, words such as “is,” “are,” “expect,” “looking forward,” “future,” “will,” and similar expressions or discussions of FARO’s plans or other intentions identify forward-looking statements. Forward-looking statements are not guarantees of future performance and are subject to various known and unknown risks, uncertainties, and other factors that may cause actual results, performances, or achievements to differ materially from future results, performances, or achievements expressed or implied by such forward-looking statements. Consequently, undue reliance should not be placed on these forward-looking statements.

Factors that could cause actual results to differ materially from what is expressed or forecasted in such forward-looking statements include, but are not limited to:

•	the Company’s inability to successfully identify and acquire target companies or achieve expected benefits from acquisitions that are consummated;

•	development by others of new or improved products, processes or technologies that make the Company’s products less competitive or obsolete;

•	the Company’s inability to maintain its technological advantage by developing new products and enhancing its existing products;

•	declines or other adverse changes, or lack of improvement, in industries that the Company serves or the domestic and international economies in the regions of the world where the Company operates and other general economic, business, and financial conditions; and

•	Other risks detailed in Part I, Item 1A. Risk Factors in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Forward-looking statements in this release represent the Company’s judgment as of the date of this release. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, unless otherwise required by law.

About FARO

FARO is the world’s most trusted source for 3D measurement technology. The Company develops and markets computer-aided measurement and imaging devices and software. Technology from FARO permits high-precision 3D measurement, imaging and comparison of parts and complex structures within production and quality assurance processes. The devices are used for inspecting components and assemblies, rapid prototyping, documenting large volume spaces or structures in 3D, surveying and construction, as well as for investigation and reconstruction of accident sites or crime scenes.

The Company’s global headquarters is located in Lake Mary, FL; its European regional headquarters in Stuttgart, Germany; and its Asia Pacific regional headquarters in Singapore. FARO has other offices in the United States, Canada, Mexico, Brazil, Germany, the United Kingdom, France, Spain, Italy, Poland, Turkey, the Netherlands, Switzerland, Portugal, India, China, Malaysia, Vietnam, Thailand, South Korea, and Japan.

More information is available at http://www.faro.com